Exhibit 99.1

Contacts:

Investor Relations:	Eric J. Shick
Vice President, Investor Relations
(908) 277-8413

Media Relations:	Holly P. Glass
Vice President, Government and Public Affairs
(703) 754-2848

BARD ANNOUNCES THIRD QUARTER RESULTS

MURRAY HILL, NJ — (October 18, 2005) — C. R. Bard, Inc. (NYSE-BCR) today reported 2005 third quarter financial results. Third quarter 2005 net sales were $443.3 million, an increase of 5 percent over the prior-year period. Excluding the impact of a 2004 divestiture and foreign exchange, third quarter 2005 ongoing net sales increased 9 percent over the prior-year period.

For the third quarter 2005, net sales in the U.S. were $311.0 million and net sales outside the U.S. were $132.3 million, up 4 percent and 7 percent, respectively, over the prior-year period. Excluding the impact of a 2004 divestiture and foreign exchange, third quarter 2005 ongoing net sales in the U.S. and outside the U.S. increased 8 percent and 10 percent, respectively, over the prior-year period.

For the third quarter 2005, net income was $90.4 million and diluted earnings per share were 83 cents, a decrease of 12 percent and 13 percent, respectively, over the prior-year period. The 2005 third quarter results included certain items that increased net income by $6.8 million (after-tax), or 6 cents per diluted share. Excluding certain items, third quarter 2005 net income was $83.6 million and diluted earnings per share were 77 cents. For comparison, the 2004 third quarter results included certain items that increased net income by $33.8 million (after-tax), or 31 cents per diluted share. Excluding certain items in both periods, net income and diluted earnings per share increased 22 percent and 20 percent, respectively, as compared to the prior-year period.

“We are pleased with our strong earnings performance this quarter. Driven by healthy gross margin and operating leverage, we again delivered results above our 2005 goal of 14 percent growth. As we continue to increase our R&D investment and expand our field sales coverage, we are confident that our robust new product pipeline will provide us with greater opportunities in our markets,” commented Timothy M. Ring, chairman and chief executive officer. “We remain focused on our long-term strategy to achieve annual top line growth in double digits.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, N.J., is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to our June 30, 2005 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

The company sold certain assets of its Endoscopic Technologies division on September 30, 2004. Net sales excluding sales of the divested Endoscopic Technologies products are referred to as “ongoing net sales”.

Net sales, excluding foreign exchange, ongoing net sales and net income and diluted earnings per share (EPS) excluding certain items are non-GAAP financial measures. The company analyzes net sales on a constant currency and ongoing basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales. The company believes that comparing ongoing net sales between periods provides an additional and meaningful analysis of comparable operations. Net income and EPS excluding certain items are used by the company to measure the comparability of results between periods. Because certain items such as investment gains and litigation outcomes may not reflect underlying operating results, the company believes the exclusion of these and similar items provides an additional and meaningful assessment of net income and EPS. The limitation of these non-GAAP measures is that, by excluding certain items, they do not reflect results on a standardized reporting basis. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be viewed as a replacement for GAAP results. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the attached tables.

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C. R. Bard, Inc.

Consolidated Statements of Income

(dollars in thousands except per share amounts, unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$443,300	$421,900	$1,319,300	$1,232,000

Costs and expenses:
Cost of goods sold	166,400	168,100	504,800	498,700
Marketing, selling & administrative expense	132,700	130,800	397,300	382,000
Research & development expense	29,200	28,600	85,400	83,400
Interest expense	3,100	3,400	9,300	9,800
Other (income) expense, net	2,900	(50,700)	(15,000)	(61,000)

Total costs and expenses	334,300	280,200	981,800	912,900

Income before tax provision	109,000	141,700	337,500	319,100
Income tax provision	18,600	39,300	80,500	86,100

Net income	$90,400	$102,400	$257,000	$233,000

Basic earnings per share	$0.86	$0.98	$2.45	$2.23

Diluted earnings per share	$0.83	$0.95	$2.37	$2.17

Wt. avg. common shares outstanding – basic	105,000	104,600	105,000	104,400
Wt. avg. common shares outstanding – diluted	108,300	107,400	108,300	107,200

Product Group Summary of Net Sales

(dollars in thousands, unaudited)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2005	2004	Change	Constant Currency	2005	2004	Change	Constant Currency
Vascular	$108,800	$99,400	9%	9%	$321,900	$291,600	10%	9%
Urology	130,700	124,700	5%	5%	390,000	362,700	8%	7%
Oncology	102,900	86,800	19%	18%	298,100	250,100	19%	18%
Surgery	80,900	78,100	4%	3%	252,000	230,200	9%	9%
Other	20,000	17,900	12%	11%	57,300	51,200	12%	11%

Ongoing Sales	443,300	406,900	9%		1,319,300	1,185,800	11%

FX Impact	—	900			—	11,800

Con. Currency	$443,300	$407,800		9%	$1,319,300	$1,197,600		10%

Ongoing Sales	$443,300	$406,900	9%		$1,319,300	$1,185,800	11%

Divested Sales	—	15,000			—	46,200

Reported Sales	$443,300	$421,900	5%		$1,319,300	$1,232,000	7%

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Notes to Consolidated Statements of Income

•	Net sales of divested products were previously reported in the oncology product group.

•	All earnings per share numbers reflect the company’s 2 for 1 stock split that became effective May 28, 2004.

•	For the third quarter ended September 30, 2005, in addition to interest income and exchange gains and losses, other (income) expense, net included the following certain items: an investment gain of approximately $1.9 million pretax ($1.2 million after-tax) and an asset impairment charge of approximately $8.9 million pretax ($8.0 million after-tax). Certain items also included a reduction in the income tax provision of approximately $45.6 million predominantly related to the favorable completion of the Internal Revenue Service audit for the tax years 1996-1999, as well as the resolution of certain other tax positions. Additionally, the company recorded an income tax provision of approximately $32.0 million related to the company’s planned repatriation of $600.0 million of undistributed foreign earnings under the American Jobs Creation Act. In total, these certain items resulted in a net gain of $6.8 million after-tax, or $0.06 diluted earnings per share.

•	For the nine months ended September 30, 2005, in addition to interest income and exchange gains and losses, other (income) expense, net included the following certain items: investment gains and the resolution of a royalty matter for a net adjustment of approximately $13.4 million pretax ($8.3 million after-tax), offset by a charge for an asset impairment of approximately $8.9 million pretax ($8.0 million after-tax). Certain items also included a reduction in the income tax provision of approximately $45.6 million predominantly related to the favorable completion of the Internal Revenue Service audit for the tax years 1996-1999, as well as the resolution of certain other tax positions. Additionally, the company recorded an income tax provision of approximately $32.0 million related to the company’s planned repatriation of $600.0 million of undistributed foreign earnings under the American Jobs Creation Act. In total, these certain items resulted in a net gain of $13.9 million after-tax, or $0.13 diluted earnings per share.

•	For the third quarter ended September 30, 2004, in addition to interest income and exchange gains and losses, other (income) expense, net included a gain from the sale of certain assets of the company’s Endoscopic Technologies division of $44.9 million pretax ($30.8 million after-tax). In addition, the company recorded miscellaneous gains related to the sale of a facility and the conclusion of an intellectual property matter of $3.5 million pretax ($3.0 million after-tax). In total, these certain items resulted in a gain of $33.8 million after-tax, or $0.31 diluted earnings per share.

•	For the nine months ended September 30, 2004, in addition to interest income and exchange gains and losses, other (income) expense, net included the following certain items: a gain from the sale of certain assets of the company’s Endoscopic Technologies division of $44.9 million pretax ($30.8 million after-tax), the adjustment of a 2003 reserve recorded in conjunction with a legal verdict, offset by unrelated legal settlements and investment gains for a net adjustment of approximately $7.8 million pretax ($4.9 million after-tax). The company also recorded miscellaneous gains related to the sale of a facility and the conclusion of an intellectual property matter of $3.5 million pretax ($3.0 million after-tax). In addition, the company recorded a $1.1 million tax credit in income tax provision related to the retroactive effective date of its Malaysian high-technology pioneer grant. In total, these certain items resulted in a net gain of $39.8 million, or $0.37 diluted earnings per share.

Reconciliation of Earnings

(in millions except per share amounts, unaudited)

	Quarter Ended September 30,
	2005		2004
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP Basis	$90.4	$0.83	$102.4	$0.95
Certain Items	(6.8)	(0.06)	(33.8)	(0.31)

Adjusted Basis	$83.6	$0.77	$68.6	$0.64

Reconciliation of Earnings

(in millions except per share amounts, unaudited)

	Nine Months Ended September 30,
	2005		2004
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP Basis	$257.0	$2.37	$233.0	$2.17
Certain Items	(13.9)	(0.13)	(39.8)	(0.37)

Adjusted Basis	$243.1	$2.24	$193.2	$1.80

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